Exhibit 99.1

FOR IMMEDIATE RELEASE

February 4, 2019

ART’S WAY MANUFACTURING ANNOUNCES FISCAL 2018 FINANCIAL RESULTS

ARMSTRONG, IOWA, February 4, 2019 – Art’s Way Manufacturing Co., Inc. (Nasdaq: ARTW), a diversified, international manufacturer and distributor of equipment serving agricultural, research and steel cutting needs, announces its financial results for fiscal 2018.

	For the Twelve Months Ended
	(Continuing Operations Consolidated)
	November 30, 2018	November 30, 2017
Sales	$19,726,793	$20,715,080
Operating (Loss)	$(3,095,270)	$(1,722,042)
Net (Loss)	$(3,336,049)	$(1,369,359)
EPS (Basic)	$(0.80)	$(0.33)
EPS (Diluted)	$(0.80)	$(0.33)

Weighted Average Shares Outstanding:
Basic	4,202,836	4,151,406
Diluted	4,202,836	4,151,406

Sales: Our consolidated net sales for continuing operations totaled $19,727,000 for the 2018 fiscal year, which represents a 4.8% decrease from our consolidated net sales of $20,715,000 for the 2017 fiscal year. The decrease in revenue is due to decreased sales in our Agricultural Products and Tools segments. We experienced fairly steady demand in the 2018 fiscal year in our Agricultural Products segment and attribute the sales decrease to our decision to terminate a relationship to sell passthrough beet equipment and to liquidate our Canadian operations. The decrease in our Tools segment is due to the loss of a high-volume customer. Our consolidated gross profit decreased as a percentage of net sales to 17.8% in the 2018 fiscal year from 19.7% of net sales in the 2017 fiscal year. Our gross profit was down in all three segments for the 2018 fiscal year, mainly due to increased material costs. The increased material costs drove price increases at the end of the 2018 fiscal year to help mitigate this concern for the 2019 fiscal year. In our Modular Buildings segment, we put new assets held for lease into service in the 2018 fiscal year. Depreciation of these buildings had a large negative effect on our gross profit. Our consolidated operating expenses increased by 13.8%, from $5,804,000 in the 2017 fiscal year to $6,607,000 in the 2018 fiscal year. This was due largely to one-time non-cash expenses in our Agricultural Products segment further described below. Because the majority of our corporate general and administrative expenses are borne by our Agricultural Products segment, that segment represented $4,959,000 of our total consolidated operating expenses, while our Modular Buildings segment represented $939,000 and our Tools segment represented $709,000.

Loss from Continuing Operations: Consolidated net loss for the 2018 fiscal year was $(3,336,000) for continuing operations compared to net loss of $(1,369,000) in the 2017 fiscal year for continuing operations, an increase in loss of $1,967,000. This increased loss is due to several factors. In the first quarter of the 2018 fiscal year we recognized a loss of approximately $298,000 from the revaluation of our deferred tax asset at the new income tax rates. We also recognized a loss of approximately $253,000 from the liquidation of our Canadian subsidiary related to the cumulative translation adjustment in the second quarter of the 2018 fiscal year. We recognized an impairment of approximately $216,000 on our West Union facility during the third and fourth quarters of the 2018 fiscal year which was equal to the selling price less commissions. This facility required mold remediation of $235,000 and scrapping of $67,000 of inventory, which was captured in the third quarter of the 2018 fiscal year. We also impaired our goodwill on our Miller Pro product line in the amount of $375,000 in the fourth quarter of the 2018 fiscal year. Another factor contributing to the increased loss was management’s decision to place increased reserves on inventory resulting in expense of approximately $543,000 in the fourth quarter of the 2018 fiscal year. The revaluation of our deferred tax asset, release of our current translation adjustment, impairment of assets and inventory reserve revaluation were all one-time non-cash expenses that greatly impacted our increased net loss in the 2018 fiscal year.

Loss per Share from Continuing Operations: Loss per basic and diluted share from continuing operations for fiscal 2018 was $(0.80), compared to loss per share from continuing operations of $(0.33) for the same period in fiscal 2017.

Chairman of the Art’s Way Board of Directors, Marc H. McConnell reports “Fiscal 2018 at Art’s Way was quite a challenge, and the fourth quarter was certainly no exception. During the quarter we experienced weak demand as persistent low commodity prices combined with unprecedented uncertainty associated with interruption in international trade, tariffs, the much-delayed Farm Bill, and an election year. Together, these elements created an atmosphere that gave customers serious economic challenges and little confidence to invest in their operations. The sales volume that we did have during the year was highly impacted by massive increases in material prices, compressing margins for much of the year before price increases could be implemented. In nearly every respect, headwinds persisted in our industries for yet another year, and we have thus made significant overhead reductions, placed increasing emphasis on continuous improvement, and replaced personnel in key operations and production functions as we move forward into fiscal 2019.

“On a positive note, during the year we made significant progress cleaning up our balance sheet and simplifying our business to prepare for better times ahead. We were pleased to successfully sell our Dubuque facility, formerly home to our discontinued Vessels segment, and liquidate our Art’s Way International operation during the fiscal year and have since sold our West Union facility. We made further progress on inventory reduction, product line rationalization, and debt reduction. As can be seen by the numerous large, non-recurring charges during the year, we have sustained quite a negative impact to earnings, but have managed to generate positive cashflow and further improve the positioning of the company and the brand as we bring a compelling and fresh product offering to market through a growing sales network.

“We enter the new year with a marketplace that remains unsettled, but we feel that the major steps we have taken to improve our business have lowered our breakeven point and will allow for better results under similar conditions and substantially increased opportunity for profitability in an improving market."

About Art’s Way Manufacturing Co., Inc.

Art's Way manufactures and distributes farm machinery niche products including animal feed processing equipment, sugar beet defoliators and harvesters, land maintenance equipment, plows, hay and forage equipment, manure spreaders, reels for combines and swathers, as well as modular animal confinement buildings and laboratories, and specialty tools and inserts. After-market service parts are also an important part of the Company's business. The Company has three reporting segments: agricultural products; modular buildings; and tools.

For more information, including an archived version of the conference call, contact: Carrie Gunnerson, Chief Executive Officer

712-864-3131

investorrelations@artsway-mfg.com

Or visit the Company's website at www.artsway-mfg.com/

Cautionary Statements

This news release includes "forward-looking statements" within the meaning of the federal securities laws. Statements made in this release that are not strictly statements of historical facts, including our expectations regarding: (i) our business position; (ii) the impact of cost-cutting measures; (iii) future results; (iv) the timing of increased performance; (v) market conditions; and (vi) the benefits of our business model and strategy, are forward-looking statements. Statements of anticipated future results are based on current expectations and are subject to a number of risks and uncertainties, including, but not limited to: customer demand for our products; credit-worthiness of our customers; our ability to operate at lower expense levels; our ability to complete projects in a timely and efficient manner in accordance with customer specifications; our ability to renew or obtain financing on reasonable terms; our ability to repay current debt, continue to meet debt obligations and comply with financial covenants; domestic and international economic conditions; factors affecting the strength of the agricultural sector; the cost of raw materials; unexpected changes to performance by our operating segments; and other factors detailed from time to time in our Securities and Exchange Commission filings. Actual results may differ markedly from management's expectations. The Company cautions readers not to place undue reliance upon any such forward-looking statements. We do not intend to update forward-looking statements other than as required by law.